Exhibit 99.1

LOCAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 26, 2013, Local Corporation (the “Company”) completed the sale of substantially all of the assets of the Company’s Spreebird business including: the spreebird.com domain and website; all Spreebird subscribers; the Spreebird trademark; and all Spreebird deal of the day software, including an administration user interface, a reporting function, an email create application, and a customer service user interface; to nCrowd, Inc pursuant to an Asset Purchase Agreement dated July 22, 2013 (the “Asset Sale”). The minimum consideration for the assets sold is $209,950, subject to offsets for assumed liabilities.

The following unaudited pro forma condensed consolidated financial statements of the Company have been derived from the historical financial statement of the Company, as adjusted, to give effect to the Asset Sales. The historical financial information of the Company set forth below has been derived from the historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. The unaudited pro forma consolidated balance sheet as of March 31, 2013 includes pro forma adjustments giving effect to the Asset Sale as if it had occurred on that date. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2013, and for the year ended December 31, 2012 include pro forma adjustments giving effect to the Asset Sale as if it had occurred on January 1, 2013, and January 1, 2012, respectively.

The unaudited pro forma condensed consolidated financial information is presented to comply with the rules and regulations of the Securities and Exchange Commission governing the disclosure of pro forma information. The unaudited pro forma condensed consolidated financial information has been provided for informational purposes only and should not be considered indicative of the financial condition or results of operations that would have been achieved had the Asset Sale occurred as of the dates presented, nor the Company’s financial condition or results of operations that might be achieved as of any future date or any future period. Furthermore, the unaudited pro forma condensed consolidated financial information does not give effect to any restructuring costs, operational savings or financial conditions that may have impacted the retained business since March 31, 2013. The unaudited pro forma condensed consolidated financial information, including the notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

LOCAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

(Unaudited)

	As of March 31, 2013
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$3,067	$-		$3,067
Restricted cash	42	-		42
Accounts receivable, net of allowances of $64 and $250, respectively	10,716	210	(A)	10,926
Notes receivable - current portion	269	-		269
Prepaid expenses and other current assets	1,007	-		1,007

Total current assets	15,101	210		15,311

Property and equipment, net	6,462	(342)	(B)	6,120
Goodwill	21,850	(2,569)	(B)	19,281
Intangible assets, net	3,607	(487)	(B)	3,120
Long-term receivable, net of allowances of $1,710 and $1,710, respectively	1,579	-		1,579
Escrow receivable	390	-		390
Deposits	68	-		68

Total assets	$49,057	$(3,187)		$45,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,684	$-		$9,684
Accrued compensation	1,332	-		1,332
Deferred rent	642	-		642
Other accrued liabilities	1,558	-		1,558
Revolving line of credit	9,042	-		9,042
Deferred revenue	243	-		243

Total current liabilities	22,501	-		22,501

Deferred income taxes	302	-		302

Total liabilities	22,803	-		22,803

Commitments, contingencies and subsequent events

Stockholders’ equity:
Convertible preferred stock, $0.00001 par value; 10,000 shares authorized; none issued and outstanding for all periods presented	-	-		-
Common stock, $0.00001 par value; 65,000 shares authorized; issued and outstanding 22,844 and 22,172, respectively	-	-		-
Additional paid-in capital	123,209	-		123,209
Accumulated deficit	(96,955)	(3,187)	(C)	(100,142)

Stockholders’ equity	26,254	(3,187)		23,067

Total liabilities and stockholders’ equity	$49,057	$(3,187)		$45,870

LOCAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per shares amounts)

(Unaudited)

	Three Months Ended March 31, 2013
	As Reported	Adjustments	(D)	Pro Forma
Revenue	$21,755	$(291)		$21,464

Operating Expenses:
Cost of revenues	15,631	(37)		15,594
Sales and marketing	3,577	(381)		3,196
General and administrative	2,947	-		2,947
Research and development	1,719	-		1,719
Amortization of intangibles	325	(94)		231

Total operating expenses	24,199	(512)		23,687

Operating income (loss)	(2,444)	221		(2,223)

Interest and other income (expense), net	(842)	-		(842)
Change in fair value of warrant liability	5	-		5

Income (loss) from continuting operations before income taxes	(3,281)	221		(3,060)

Provision for income taxes	72	-		72

Net income (loss)	$(3,353)	$221		$(3,132)

Per share data:

Basic net income (loss) per share	$(0.15)			$(0.14)

Diluted net income (loss) per share	$(0.15)			$(0.14)

Basic weighted average shares outstanding	22,564			22,564
Diluted weighted average shares outstanding	22,564			22,564

LOCAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per shares amounts)

(Unaudited)

	Year ended December 31, 2012
	As Reported	Adjustments	(D)	Pro-Forma
Revenue	$97,773	$(1,799)		$95,974

Operating Expenses:
Cost of revenues	71,657	(223)		71,434
Sales and marketing	18,905	(3,706)		15,199
General and administrative	11,765	-		11,765
Research and development	5,082	-		5,082
Amortization of intangibles	4,102	(491)		3,611
Impairment of goodwill and intangible assets	10,551	(10,551)		-

Total operating expenses	122,062	(14,971)		107,091

Operating income (loss)	(24,289)	13,173		(11,116)

Interest and other income (expense), net	(425)	-		(425)
Change in fair value of warrant liability	202	-		202

Income (loss) from continuing operations before income taxes	(24,512)	13,173		(11,339)

Provision for income taxes	111	-		111

Net income (loss) from continuing operations	(24,623)	13,173		(11,450)

Income (loss) from discontinued operations (net of taxes)	381	-		381

Net income (loss)	$(24,242)	$13,173		$(11,069)

Per share data:

Basic net income (loss) per share from continuing operations	$(1.11)			$(0.52)

Basic net income (loss) per share from discontinued operations	$0.02			$0.02

Basic net income (loss) per share	$(1.10)			$(0.50)

Diluted net income (loss) per share from continuing operations	$(1.11)			$(0.52)

Diluted net income (loss) per share from discontinued operations	$0.02			$0.02

Diluted net income (loss) per share	$(1.10)			$(0.50)

Basic weighted average shares outstanding	22,098			22,098
Diluted weighted average shares outstanding	22,098			22,098

LOCAL CORPORATION

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(A) – Reflects proceeds of $210,000 from the Asset Sale.

(B) – Reflects adjustments to eliminate assets sold and liabilities assumed in the Asset Sale.

(C) – Reflects adjustment for loss on the Asset Sale.

(D) – To eliminate the results of operations for the Spreebird business.